Exhibit 21
SUBSIDIARIES(1)

Name	State/Country of Incorporation	Ownership Percentage
Coeur Rochester, Inc.	Delaware	100%
Coeur Alaska, Inc.	Delaware	100%
Coeur Sub One, Inc.	Delaware	100%
Coeur Sub Two, Inc.	Delaware	100%
Mexico Holdings, LLC	Nevada	100%
Mexco Resources, LLC	Nevada	100%
Servicios Administrativos Palmarejo, S.A. de C.V.	Mexico	100%
Servicios Profesionales Palmarejo, S.A. de C.V.	Mexico	100%
Palmarejo Silver and Gold ULC	Canada	100%
Ocampo Resources, Inc.	Nevada	100%
Ocampo Services, Inc.	Nevada	100%
Coeur Mexicana, S.A. de C.V.	Mexico	100%
Coeur La Preciosa Silver Corp.	Canada	100%
Proyectos Mineros La Preciosa S.A. de C.V.	Mexico	100%
Coeur San Miguel Corp.	Delaware	100%
Magnetic Resources Ltd.	Canada	100%
Wharf Resources (U.S.A.), Inc.	Colorado	100%
Wharf Resources Management Inc.	Delaware	100%
Wharf Reward Mines Inc.	Delaware	100%
Wharf Gold Mines Inc.	Delaware	100%
Golden Reward Mining Company Limited Partnership	Delaware	100%
Grizzly Acquisition LLC	Delaware	100%
Coeur Silvertip Holdings Ltd.	Canada	100%
Coeur Sterling Holdings LLC	Delaware	100%
Sterling Intermediate Holdco, Inc.	Delaware	100%
Coeur Sterling, Inc.	Nevada	100%
Coeur New Zealand, Inc.	Delaware	100%
Coeur Gold New Zealand, Ltd.	New Zealand	100%
Coeur Capital, Inc.	Delaware	100%
(1)    Determined in accordance with Item 6.01 of Regulation S-K.